Exhibit 99.1

Aridis Pharmaceuticals Presents APEXTM Antibody Discovery and Production Platform Technology at the 19th Annual CHI PepTalk Conference

SAN JOSE, Calif., Jan. 28th, 2020 /PRNewswire/ -- Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS) (the “Company”) presented a comprehensive profile of its APEXTM platform technology at the antibody and cell engineering conference 19th Annual PepTalk: The Protein Science Week on Friday, January 24, 2020 in San Diego, CA USA.

To access the presentation, please visit the “Publications and Posters” page within the Investors section of the Aridis Pharmaceuticals website at https://investors.aridispharma.com/overview.

The APEXTM is a platform for the unbiased discovery of new and highly potent antibodies against pathogens and a methodology to maximize the production/yield of selected antibodies on commercial scale. The platform technology is comprised of a silicon wafer-based array of nanoliter sized tissue microculture wells that enable rapid screening of antibody secreting cells, enabling discovery of potent antibodies against targets such as viruses within one day of a pandemic outbreak. It also features CRISPR enabled activation of endogenous genetic control elements that dramatically increase the yield of biotherapeutic drugs from manufacturing production cell lines, and a proprietary production cell line that is designed to rapidly manufacture multiple monoclonal antibody therapeutics at approximately half the manufacturing cycle time than current available manufacturing technologies.

“We believe that APEXTM will provide our life sciences industry partners with significant monoclonal antibody discovery and manufacturing benefits, and we see a great future with this technology as a key growth driver,” commented Dr. Vu Truong, Chief Executive Officer of Aridis Pharmaceuticals.

APEXTM is expected to facilitate the rapid discovery and production of critical therapies for companies operating in the biopharmaceutical, biomanufacturing and biosimilar space. Aridis is planning to host an analyst day to profile APEXTM and its potential as a service business to investors and analysts in the spring of 2020.

For analysts and investors wishing to be first notified of the date for our upcoming analyst day, please contact us at info@aridispharma.com.

Information about the PepTalk Conference can be found at: http://www.chi-peptalk.com.

About CRISPR and Gene Editing

“CRISPR” stands for Clustered Regularly Interspaced Short Palindromic Repeats, which refers to a genome engineering technique that uses bacterial enzymes such as Cas9, Cas12a, CPF-1, etc. to modify genes (e.g. activate, inhibit, edit) in living cells and organisms. These enzymes can be programmed to target specific stretches of genetic code and to edit DNA at precise locations or to influence the expression of a gene product. CRISPR is being used in therapeutic settings to correct mutations at specific locations in the human genome in order to treat genetic causes of diseases.

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About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives to be used as add-on treatments to standard-of-care antibiotics. The Company is utilizing its proprietary APEXTM and MabIgX® technology platforms to rapidly identify rare, potent antibody-producing B-cells from patients who have successfully overcome an infection, and to manufacture mAbs for therapeutic treatment of critical infections. These mAbs are already of human origin and functionally optimized for high potency by the donor’s immune system; hence, they do not require genetic engineering or further optimization to achieve full functionality.

The Company has generated multiple clinical stage mAbs targeting bacteria that cause life-threatening infections such as VAP and HAP. The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care which is broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed to treat lung infections in cystic fibrosis patients. The company’s pipeline is highlighted below:

Aridis' Pipeline

AR-301 (VAP). AR-301 is a fully human immunoglobulin 1, or IgG1, mAb currently in Phase 3 clinical development targeting gram-positive S. aureus alpha-toxin in VAP patients.

AR-101 (HAP). AR-101 is a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa liposaccharides serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed to treat chronic lung infections in cystic fibrosis patients.  This program is currently in a Phase 1/2a clinical study in healthy volunteers and CF patients.

AR-401 (blood stream infections). AR-401 is a fully human mAb preclinical program aimed at treating infections caused by gram-negative Acinetobacter baumannii.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb preclinical program aimed at neutralizing diverse clinical isolates of respiratory syncytial virus (RSV).

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

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Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Aridis' expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis' current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the timing of regulatory submissions, Aridis' ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks associated with the uncertainty of future financial results, Aridis' ability to attract collaborators and partners and risks associated with Aridis' reliance on third party organizations.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption "Risk Factors" in Aridis' 10-K for the year ended December 31, 2018 and Aridis' other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Investor Relations

Jason Wong

Blueprint Life Science Group

jwong@bplifescience.com

(415) 375-3340 Ext. 4

SOURCE Aridis Pharmaceuticals

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